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                                                                   Exhibit 10.12

July 19, 2000

Mr. Greg Martin
Bank One, Texas N.A.
Mortgage Finance Group
1717 Main Street
Dallas, TX 75201


Dear Greg,

This letter will serve as notification of Ryland Mortgage Company's desire to decrease the total amount of commitment under terms of the Second Restated Loan and Security Agreement, dated as of February 18, 2000 (warehouse agreement) from $200 million to $150 million. I would like to have this decrease effective as of August 1, 2000.

In light of Ryland Mortgage's decision to exit the spot loan business and the improved efficiencies we have developed in our loan delivery process, we project that a warehouse line of $150 million is sufficient to meet our needs.

Please call me if you have any questions.  Thank you for your assistance.

Sincerely,


Susan M. Cass
Senior Vice President/CFO